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Exhibit 99.1

FOR IMMEDIATE RELEASE

CASELLA WASTE SYSTEMS, INC. PRICES NOTE OFFERING

        RUTLAND, VERMONT (January 23, 2004)—Casella Waste Systems, Inc. (Nasdaq: CWST) announced today that it has priced the previously announced offering of an additional $45 million aggregate principal amount of 9.75% senior subordinated notes due 2013 at an issue price of 113.5% of the principal amount of the notes (equal to a per annum yield of approximately 6.91%), resulting in gross proceeds to the Company of $51.1 million. The terms of the notes offered will be substantially identical to Casella Waste Systems' existing $150 million aggregate principal amount of 9.75% senior subordinated notes due 2013. The notes will be offered only to qualified institutional buyers under Rule 144A under the Securities Act of 1933 and to non-U.S. persons outside the United States under Regulation S under the Securities Act. The Company will use the net proceeds of the offering to repay all outstanding borrowings under its revolving credit facility and the remainder will be used for general corporate purposes, including acquisitions. As of January 16, 2004, Casella Waste Systems had an aggregate of $34.7 million outstanding under its revolving credit facility.

        The senior subordinated notes issued in this offering have not been registered under the Securities Act of 1933, as amended, or any applicable state laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This notice does not constitute an offer of any securities for sale. Casella Waste Systems has agreed to file a registration statement with the Securities and Exchange Commission, pursuant to which it would exchange the privately placed notes for notes which are registered. After the exchange, these notes will be identical to, and will trade as a single series with, the existing 9.75% senior subordinated notes due 2013.

        Casella Waste Systems, headquartered in Rutland, Vermont, provides collection, transfer, disposal and recycling services primarily in the northeastern United States.

        For further information, contact Richard Norris, chief financial officer; or Joseph Fusco, vice president; at (802) 775-0325, or visit the company's website at http://www.casella.com.

Safe Harbor Statement

        Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as the Company "believes," "anticipates," "expects" or words of similar import. Similarly, statements that describe the Company's future plans, objectives or goals are forward-looking statements. Such forward-looking statements, and all phases of our operations, involve a number of risks and uncertainties, any one or more of which could cause actual results to differ materially from those described in our forward-looking statements. Such risks and uncertainties include or relate to, among other things: the possibility that the closing of the sale of the notes may not occur due to general market conditions or changes in Casella's business which could affect the willingness of the buyers of the notes to complete their purchase. Other factors which could materially affect such forward-looking statements can be found in our periodic reports filed with the Securities and Exchange Commission, including certain factors which could affect future operating results detailed in the Management's Discussion and Analysis section in our Form 10-K for the fiscal year ended April 30, 2003, and in our most recently-filed Form 10-Q.

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  Exhibit 99.1